Exhibit 10.6

Shanghai Ruifeng Real Estate

Investment Consulting Co., Ltd.

Labor Contract

Party A: Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd.

Party B: Hau Piu Ip

Signed on: August 11, 2009

Signed at: No. 1 Building, No. 333 Huanghe Road, Shanghai

Labor Contract

Party A: Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd. (hereafter referred to as “Party A”)

Address: No. 1 Building, No. 333 Huanghe Road

Legal Representative (main principal): Donald Zhang

Party B Hau Piu Ip (hereafter referred to as “Party B”)

Gender:                      ID Card No.:

Residence Address:                                                                               Contact No.:

Contact Address:                                                                                   Post Code:

In view that Party A and Party B has established labor relation and Party B has become the employee of Party A under the labor contract system, Party A and Party B have entered into the following Contract according to the Labor Law of the People’s Republic of China, Shanghai Labor Contract Regulations (hereafter referred to as Regulations) and other related Chinese laws and regulations and following the principles of equality, voluntariness and unanimity through consultation.

Article 1 Duration of Contract, Contract Type and Probation Period

1.1	The Contract has a fixed-term. The period of validity is three years from to , among which the probation duration is from to .

1.2	If the actual time for starting work of Party B is inconsistent with that specified in the contract, the time actually starting work shall be considered as the contract starting time and the ending time shall be adjusted accordingly.

1.3	Where Party B and the employment unit enter into other service term agreement within the contract duration and the term of the Contract is less than the duration specified in the service contract, the term of the Contract will be automatically extended accordingly till the expiration of the service period.

Article 2 Work Position and Responsibilities

2.1	Party B’s recruitment conditions and qualification shall be determined in accordance with relevant contents in the Job Description formulated by the company. The Job Description of the company shall be a component of the Labor Contract.

2.2	According to Party B’s work ability and experience, Party A determines to employ Party B to serve as general manager of Party A.

2.3	Party B’s work responsibilities will be specifically identified by means of the company’s relevant regulations and systems and Party B shall timely complete his/her work with required quality and quantity.

2.4	Party A is entitled to carry out performance appraisal for Party B according to the company’s production and business operation requirements and the Performance Appraisal System formulated by the Company. The appraisal contents include the abilities, profession, skills, health, and work performance and others. After that, Party A may adjust Party B’s post (including but not limited to Party A’s internal personnel transfer or cross-regional and cross-provinces/cities transfer) or post. Party B is entitled to feed back his/her opinions. If Party B fails to send back any written opinion to HR Department in 2 working days since receiving the transfer notice, it will be considered that Party B has accepted Party A’s transferring. If Party B fails to assume the new post within 3 days, it will be considered that Party B has informed Party A to release the Labor Contract. Party A has the right to decide to accept or not. When suffering from any loss, Party A has the right to request Party B to make reasonable compensation.

Article 3 Working conditions, working time

3.1	Party A shall provide Party B with a safe and clean working environment that meets the state requirements to ensure that Party B can work in a situation where no harm to the personnel safety will happen. At the same time, Party B shall strictly observe the safety regulations of the country and of Party A and shall not violate the safety operation specification and relevant regulations.

3.2	Party A shall carry out the 40-hour-a-week working system and has the right to carry out a comprehensive working-hour calculation system for different situations and posts when it is approved by the labor security administration department or carry out a flexible working hour system according to related provisions in the labor contract.

3.3	Party A can arrange for Party B to prolong working hours or do extra work on holidays according to operation or work demands. If Party B agrees with the arrangement, Party B shall file an application form for overtime work. When Party B asks for extra working hours, Party B shall obtain written agreement from Party A. Party A shall pay Party B overtime wage according to the approved application form for overtime work. Overtime wage shall be calculated based on related state regulations to ensure benefits for both parties.

3.4	Party A can carry out a flexible working hour system with the employed senior administrative staff, outdoor staff, sales staff, staff on duty, shift staff and other persons whose working hours do not fit the standard working-hour system.

3.5	Party A shall arrange Party B for vacation on the following holidays: the New Year’s Day, the Spring Festival, May Day and other holidays set by law.

3.6	The company carries out the shift system for legal holidays or other time after normal work hours.

Article 4 Remuneration

4.1	Party B has the right to get labor remuneration if Party B can report duty punctually and provide normal labor every month. The wage of Party B shall be paid by Party A.

4.2

Party A shall pay Party B the wage in cash and in full on the 8th day of each month. Party A shall pay Party B commission on the 18th day of each month calculated based on the actual turnover completed by Party B. Party B shall pay income tax according to state provisions. The income tax shall be withheld from the wage of Party B each month by Part A.

4.3	According to related state provisions, financial benefit situations of the company, the post of Party B and the wage system of the company, Party A determines that the base pay of Party B is RMB . The position wage of Party B is RMB . And the overtime wage of Party B is RMB . The bonus, allowance and related subsidy regulated by the country shall also be paid in the previous ways by Party A.

4.4	When Party B passes the assessment for becoming a full member, Party A shall recognize the full membership of Party B and the base pay is RMB . The position wage of Party B is RMB . And the overtime wage of Party B is RMB . The bonus, allowance and related subsidy regulated by the country shall also be paid in the previous ways by Party A.

4.5	If Party A carries out a new pay system or adjusts the pay level or if Party A changes the operating post or duty of Party B, Party A has the right to adjust the wage of Party B.

4.6	Party A has the right to decide whether to pay Party B bonus or the amount and time of the bonus according to the work performance of Party B. This term can be changed or terminated at any time.

4.7	During the execution of the contract, Party A has the right to adjust the pay system every year according to the operation situation and economic benefit of the company, the work performance and contribution of Party B and the wage distribution system of Party A.

Article 5 Labor Insurance and Social Benefits

5.1	Party A shall pay social insurance for Party B in accordance with relevant regulations in Interim Measures on Small Town Social Insurance in Shanghai City and the relevant regulations of Shanghai small town social insurance based on Party B’s household registration and other situations. Party A shall withhold the part to be paid by Party B from his/her salary according to law.

5.2	According to the successively working period of Party B in Party A, Party B may enjoy some social benefits in accordance with national and the municipal regulations for sick pay, disease relief expense and medical treatment for corresponding illness or non-injury at work accordingly.

5.3	For occupational disease suffered by Party B or wage and work injury insurance benefits for work-related injury, implement in accordance with relevant national and municipal regulations.

5.4	Party B enjoys statutory holidays regulated by the state, public holidays, marriage leave, bereavement leave, maternity leave, paid annual leave and other paid holidays. The treatment for paid holidays shall be implemented in accordance with the national, local and Party A’s relevant regulations.

5.5	When Party A paying social benefits cost to Party B upon the regulations of Chinese government and Party A, Party A may privately adjust labor protection benefits not compulsorily regulated in Chinese laws.

5.6	Party A shall, in accordance with relevant Shanghai policies, apply for Shanghai residence, residence permit and other relevant procedures for entering Shanghai for Party B consistent with relevant conditions and also shall provide Party B with other social benefits. The detailed issues and manners shall be otherwise agreed by the both parties.

5.7	Party A shall establish and improve the various rules and regulations according to the law and announce the same or notify the same to Party B. Any change of such rules and regulations shall also be notified to Party B on a timely basis.

5.8	Party B shall abide by the various rules and regulations legally established by Party A, strictly carry out the labor safety & hygiene regulations, production processes, operation procedures and work practices, take care of the properties of Party A, and act in accordance with the professional ethics. In the case of violation of labor disciplines and rules and regulations by Party B, Party A may take disciplinary actions according to the rules and regulations of the Company until terminate this Contract. In case any work injury accident occurs due to violation of safety operation procedures or working against rules by Party B, Party B shall bear the corresponding liabilities and indemnify Party A against the economic losses thus caused.

5.9	Party A shall establish and improve the work procedures and establish the operation procedures, work practices, labor safety & hygiene system and the related standards. Party A shall notify Party B with any job which has the potential risk of occupational diseases, and take precautions against such diseases.

5.10	Party A shall provide Party B with necessary work conditions and safe and healthy work environment, and supply Party B with labor protection articles and heatstroke prevention articles based on the characteristics of the business operation and according to the relevant regulations.

5.11	Party A shall, based on its own characteristics, provide Party B with planned education and training in such areas as professional ethics, business skills, labor safety & hygiene, and relevant regulations, so as to promote the political consciousness, professional ethic level and professional skills of Party B. Party B shall actively participate in such educations and trainings.

Article 6 Labor Disciplines and Punishment

6.1	Party B shall comply with state laws, regulations, provisions and social ethics and professional ethics and shall safeguard the interests and reputation of Party A.

6.2	Party B must strictly observe Party A’s labor disciplines and systems as well as the various modified rules and regulations, working procedures and labor disciplines, and consciously submit to Party A’s management.

6.3	Party A may reward the model of Party B for abiding by labor disciplines and rules and regulations and punish Party B for violation of labor discipline, rules and regulations.

6.4	Any results caused by Party B’s violation of labor discipline, rules and regulations shall be born by Party B himself/herself. For any loss suffered by Party A hereby, Party B shall bear the compensation liability for Party A.

Article 7 Labor Contract Termination, Release and Modification

7.1	In the case of any change of the laws, administrative rules or regulations upon which the execution hereof is based, the relevant provisions hereof shall also be changed.

7.2	This Labor Contract may be amended or terminated upon agreement of the Parties through negotiation. Party A and Party B may change the content hereof upon agreement through negotiation and confirmed the same in writing. Unless otherwise provided for in other provisions or otherwise agreed by the Parties, when either Party proposes to terminate this Contract, a thirty (30) days’ notice must be provided.

7.3	The Labor Contract will automatically terminate when the duration of the Contract expires or when the conditions for labor contract termination conditions agreed by both parties occur.

7.4	In case of the following circumstances, the Contract shall terminate at once:

7.4.1	The duration hereof is expired and the Parties fail to reach agreement on the renewal hereof with the same conditions.

7.4.2	Party B has enjoyed the basic pension benefits and has reached the mandatory age for retirement or resigned from the work;

7.4.3	Party B is deceased, or declared dead or missing;

7.4.4	Party A suffers from bankruptcy, dissolution or being revoked according to law;

7.4.5	Party B can not perform the obligations hereunder for a temporary period, but there are still conditions and possibilities for the continual performance hereof. Such circumstances shall include but not limited to that Party B is suspected to have breached laws or committed crimes; Party B has been restricted in personal freedom by public security department, state security department or judicial department; Party B has failed to perform the Contract for 15 days due to such reasons as full-time study and training or carrying out public-welfare missions of related departments.

7.4.6	Party B suffers from occupational diseases, injury at work and has been confirmed to lose partial working capacity and Party A or the employer has paid the disability employment subsidy to Party B in accordance with regulations;

7.4.7	Party B suffers from occupational diseases, injury at work and has been confirmed to totally lose working capacity or lose the most working capacity; Party A and Party B agree to terminate the contract through negotiation; Party A has paid the disability employment subsidy to Party B in accordance with regulations.

7.4.8	Any regulation complying with the Appointment Letter signed by the employer and Party B or the termination of the employment relations in the employer’s regulations;

7.4.9	Party B is enrolled for military service or called to perform other statutory obligations by the State;

7.4.10	Other cases specified in laws and regulations.

7.5	In case of one of the following circumstances, Party A may immediately dismiss Party B without prior notification and the both parties shall handle the dismissal procedures according to law:

7.5.1	Party B is proven by the employer inconsistent with recruitment requirements in the probation and the employer relieves the employment relations;

7.5.2	Party B fails to check in with Party A within 15 days upon execution hereof, unless otherwise agreed by the Parties;

7.5.3	Party B fails to provide related materials in relation to its admission within thirty (30) days, and therefore Party A can not go through the procedures of admission and social insurance contribution.

7.5.4	Party B seriously violates the Employee’s Handbook, labor discipline or rules and regulations of Party A, or seriously breaches the laws and regulations of the State. Such violations shall include but not limited to failure to achieve the relevant performance targets for 3 consecutive months or 5 cumulative months;

7.5.5	Party B has made serious negligence of duties and jobbery, hereby causing serious damages to interests of the employer with an amount no less than RMB5,000;

7.5.6	Party B is checked and validated to provide personal information with serious distortion or forged relevant certificates to Party A, including but not limited to:

Provision of false or forged Dismissal certificates, ID card, household registration certificate, education degree certificate, physical examination certificate, etc.;

Failure to state medical history such as prior mental disease, communicable disease or other disease having material adverse effect on the work;

Failure to disclose any serious sanction such as demerit, factory probation, dismissal or failure to any prior misdeed such as drug taking;

Failure to state any prior labor rehabilitation experience, criminal detainment or being held liable for criminal liabilities;

Where Party B is proved to be in pregnant before being employed by Party A, Party B shall be deemed as having provided Party A with false personal information.

7.5.7	Party B is prosecuted for criminal liabilities or is given labor reeducation, or suffers from public security penalties due to prostitution or going whoring;

7.5.8	Party B conceals the disease history of him/her or his/her family or his/her true state of health, leading to significant inconsistence with the position requirements or significant impact on the normal recruitment work;

7.5.9	Party B violates the state family planning regulations;

7.5.10	Party B establish concurrent employment relationship with other employers, and (i) such relationship has material adverse effect on performance of works for Party A and has caused a loss of no less than RMB5,000; or (ii) Party B refuses to remedy the same as required by Party A.

7.5.11	Where Party A proposes to amend the Labor Contract and gives Party B a written notice, Party B shall give a written reply to Party A to express its consent or disagreement. Failure of Party B to make reply within such agreed term shall be deemed approval of such amendment.

7.5.12	If Party B is a driver, and its drive license or certificate is suspended or expired for no less than 15 days due to its own reasons, or Party B has any traffic (passenger injured) death accident for which it bears equal or more responsibility, or has any serious traffic (passenger injured) accident for which it bears secondary or more responsibility or which caused physical loss of more than RMB10,000, Party A may terminate this Contract at any time.

7.5.13	If Party B is a special operator, and Party B causes any accident which caused physical loss of more than RMB5,000 due to its operations against rules, Party A may, besides imposing economic punishment or sanction of Party B, terminate this Contract at any time.

7.5.14	Party B resigns or is dismissed by Party A through negotiation.

7.5.15	Party B enters into or amend the Contract against the true intention of Party A through fraud, threaten or unjustified taking advantage of Party A’s difficulties.

7.5.16	Other cases specified in laws and regulations.

7.6	In the case of one of the following circumstances, Party A may send a written notice to Party B thirty days in advance or additionally pay the salary of a month to Party B and cancel the Contract:

7.6.1	Party B suffers from a disease or non-work-related injury and is unable to take the original work or another work assigned by Party A after the period of medical treatment specified by relevant labor law of China, and the employer proposes to relieve the employment;

7.6.2	Party B is incompetent for his or her job and is still incompetent after being trained or transferred to another post by Party A, and the employer proposes to relieve the employment;

7.6.3	When the objective circumstances serving as basis of the Contract change significantly and result in the performance failure of the Contract, the parties fail to reach consensus about the changed issues after consultation, and the employer proposes to relieve the employment;

Of them, the significant objective circumstances change mentioned in 7.6.3 refer to:

(1)	The employer’s moving to a quite far place, merger/ being divided into multiple companies, or adjustment of the business items;

(2)	The Contract can not be fully performed due to fires, strikes, large-scale natural disasters, epidemics, wars, riots and other force majeure that is unforeseen/ unavoidable/ unable to overcome and is beyond the reasonable control scope of the employer and Party B;

(3)	Laws, regulations, rules and policies serving as basis of the Contract signing have been modified or abolished.

7.6.4	The production and operation of Party A faces serious difficulties.

7.7	If it is really necessary for the employer to reduce the staff, the employer shall explain to the trade union or all employees and listen to views of the trade unions or the employees. The staff reduction program of the employer shall be determined based on the negotiation with the trade union or representatives of employees to take remedial measures. When implementing the staff reduction program, the employer shall notify the trade union, Party B and Party A 30 days earlier. However, the personnel recruitment of the employer in 6 months after the staff reduction shall give priority to the staff being dismissed.

7.8	Party B shall, when relieving the contract, send a written notice to Party A and the employer 30 days in advance. Failure to provide such notice shall be deemed breach of this Contract by Party B and a month’s salary shall be paid to Party A as liquidated damages. Where Party B proposes to terminate this Contract during the probation period, a 3 days’ notice shall be provided to Party A; provided that in case of the following circumstances, Party B can terminate the labor contract and the employment relations without prior notice to Party A and the employer:

7.8.1	Party A fails to provide labor protection or work conditions according to the Labor Contract;

7.8.2	Party A forces Party B to work by means of violence, threat or illegal restriction of personal freedom;

7.8.3	Party A fails to pay the labor remuneration or provide labor conditions to Party B according to the contract;

7.8.4	Party A fails to contribute social insurances for Party B;

7.8.5	The rules and regulations of Party A are in conflict with applicable laws and regulations and are to the damage of the interests of Party B;

7.8.6	Party A makes instructions against rules or forces Party B to make risky operations, thus threatening the personal safety of Party B.

7.9	Party A cannot rescind the labor contract and cannot fire Party B in one of the following situations. But the situations of Terms 7.4, 7.5.4, 7.5.5, 7.5.6, 7.5.7, 7.5.9 are not restricted by this term.

7.9.1	Party B is sick or in a medical treatment period for non-industrial injury;

7.9.2	Party B gets industrial injury or catches some occupational disease and is confirmed to have lost all or partial labor capacity, except for the situations of Terms 7.4.5 and 7.4.6;

7.9.3	Party B is in the periods of pregnancy, confinement and lactation.

7.9.4	Party B is engaged in operations which have potential risks of occupational diseases without physical examination before leaving such post; or Party B has a suspected occupational disease and is in the diagnosis or medical observation period.

7.9.5	Party B has worked for Party A for a period of consecutive 15 years and there is less than 5 years before the arrival of its mandatory retirement age.

7.9.6	Party B is in other situations provided in laws and regulations.

7.10	Except for situation specified in clause 7.8 under the contract, if Party B’s termination of the contract causes any economic loss of the employer, Party B shall assume the compensation liability according to the extent of loss:

7.10.1	Any behaviors leading to Party A’s economic benefits damage;

7.10.2	Any behaviors leading to Party A’s reputation damage;

7.10.3	Any behaviors leading to Party A’s loss of customer recourses and real estate resources.

7.11	Upon rescission or termination hereof, Party B shall:

7.11.1	hand over the work to the persons designated by Party A;

7.11.2	return all tangible or intangible assets of Party A such as office supplies, documents, equipment in its possession to Party A;

7.11.3	handover to Party A all complete all medias containing important information of Party A;

7.11.4	assist Party A in settling the rights and liabilities between the Parties;

7.11.5	go through the dismissal handover procedures required by Party A and go through the relevant dismissal procedures; and

7.11.6	handle all other matters that need to be settled.

7.12	Upon rescission or termination hereof, Party B shall:

7.12.1	complete the employment termination procedures for Party B;

7.12.2	complete the social insurance transfer or suspension procedures for Party B within 15 days upon termination of the employment relationship; and

7.12.3	at the request of Party B, issue the performance statement or certificate of Party B based on the facts.

7.13	Where Party B leaves without any notice, or is missing, or fails to perform the obligations under Articles 7.11, 9.2, 15.2 or 15.3, thus making Party A can not or delays the procession of going through the relevant dismissal procedures, Party B hereby irrevocably acknowledges that it has faults and shall bear the corresponding liabilities.

Article 8 Economic Compensations and Indemnifications

8.1	Where Party B fails to provide a thirty days’ notice for its resignation or otherwise resigns without authorization, party A shall, upon completion of the handover of the work by Party B, pay the salary of that month to Party B.

8.2	Other than termination of this Contract according to Articles 7.4 and 7.5 hereof, Party A shall pay economic compensations to Party B according to the relevant statutory standards wherever the Contract Law requires so.

8.3	Where Party B owes any payment to Party A or Party B terminates this Contract in violation of the provisions hereof and causes any economic loss to Party A, Party A may make corresponding deduction from the salaries, bonus, subsidiaries, etc. payable to Party B for the indemnification liabilities of Party B under applicable laws, regulations and this Contract; provided that such deduction shall not be in violation of the applicable laws and regulations, and if such deduction is insufficient to cover the liabilities of Party B, Party A may still claim compensations for the difference thereof against Party B.

Article 9 Education, Training and Intellectual Property Right

9.1	If Party B, during the performance of the Contract, needs to have a training (including practicing and advanced study in domestic and abroad) of which expense will be paid by Party A, Party B shall enter into a separate agreement on training with Party A. Such agreement shall be a inseparate portion of the Contract and have equal legal effect. If the contract period needed to extend due to such training, a supplementary contract shall be made and concluded by Party A and Party B;

9.2	If Party B, during the performance of the Contract, has received a training which is funded by Party A, and if, during the course of training and the service time stipulated of Party B, the Labor Contract is cancelled attributable to Party B’s breach of this Contract or the company’s rules and regulations of Party A or the said training agreement concluded by both parties, Party B shall compensate the corresponding expense to Party A in accordance with the provisions stipulated by Party A or the training agreement.

9.3	The parties may enter into a separate Training/Education Agreement to specify the service period and indemnification standards and the implementation thereof.

9.4	If Party B, during the contract period, makes an invention, a discovery or an improvement, etc. due to execution of the task assigned by Party A or due to carrying out the work relevant to the business within his or her working time, either such invention, discovery or improvement is made by himself or herself or jointly completed with others, he or she must promptly report such case to Party A. Whether it is applied for a patent or made a registration, the ownership of such invention or discovery shall belong to Party A, and such invention, discovery, or improvement shall be the exclusive property of Party A, Party B shall not claim that he or she is the owner of the intellectual property right of the said invention, discovery or improvement, furthermore, Party B shall have the obligations to keep the secret for such invention, discovery or improvement.

9.5	If Party A states expressly in writing that it will waive the patent right or the ownership of such invention, discovery or improvement made by Party B, Party B may put forward a patent application to protect such invention, discovery or improvement and may dispose of such patent right at his or her own option, but Party A shall remain the right to use such invention, discovery or improvement without charge for all the time in its business.

Article 10 Confidentiality

10.1	During the period of the Contract or after the Contract is terminated or removed, Party B shall not disclose to any individual or company any business secret (including but not limited to the clients or potential clients with whom Party A is keeping contact, property information as well as business and management information owned by Party A which is stored in the computer software or in the hard disks, etc.) of Party A or of the business entities associated with Party A, nor shall Party B take advantage of such secrets to compete with Party A or make such secrets for any other use than for Party B’s performance of the duties and obligations stipulated in the Contract. Party B must strictly abide by the secret rules made by Party A.

10.2	The records, relevant information or other documents (including but not limited to drawings, blueprints, marketing plans, memos, client lists, financial statements, sales materials, client information, etc.) which Party B has obtained during the service time associated with Party A business and work, shall be owned by Party A and Party B must return to Party A such information, materials and documents above mentioned which belong to Employment Side at the expiration of the Contract or before Party B leaves his or her post;

10.3	If Party B, during the performance of the Contract, or after his or her leaving his or her post, violates the foregoing provisions stipulated, he or she, besides immediately giving a stop of such disclosure, must compensate Party A for a penal sum of RMB 20,000, and if an economic loss to Party A has been caused attributable to Party B’s disclosure of secrets, Party A also has the right to investigate Party B’s responsibility of economic compensation;

10.4	Party B shall observe the confidentiality rules stipulated by Party A and provisions in Confidentiality Agreement made with Party A.

Article 11 Prohibition of Part-time Job

During the service time, without the prior writing permission of Party A, Party B shall not engage in any part-time job, either paid or without paid, or other jobs which disaccord with or conflict with the interests of Party A, including but not limited to establishing a business through investment, assisting a third party in establishing a business or being employed by a third party. If there is any violation through investigation and verification, Party A shall has the right to punish Party B in terms of the company’s rules and regulations, and Party B shall hand in to Party A all the earnings acquired from such conduct, furthermore, he or she shall compensate Party A for the economic loss according to the provision stipulated in Article 12 hereof.

Article 12 Responsibilities for Breach of Contract

12.1	Where Party B causes Party A economic loss (including but not limited to the expenditure for recruiting and hiring employees, training expense paid by Employment Side for its employees, direct economic loss to production, business, work, etc.) attributable to his or her breach of the Contract, Party B shall bear the responsibilities of economic compensation. The amount of specific compensation shall be determined on the basis of the degree of violation of responsibilities, the amount of economic loss caused to Party A, or the agreement to the penal sum;

12.2	If, during the performance of the Contract, Party B violates the provisions of Party A’s training, confidentiality provisions, he or she has entered into an separate agreement for the provision of housing loan, subscription of stock option, handling the household register, funded recruitment, advancing a penal sum for another person, or provision of other special treatment, Party A will deal with such case according to the company’s relevant regulations or the agreement made by the two parties.

Article 13 Labor Disputes

13.1	In case that a labor dispute occurs between Party A and Party B or due to the employment relationship between Party B and Employment Side, the procedure for handling labor disputes will apply.

13.2	The procedure of the labor disputes is as the following:

13.2.1	A dispute may be settled by Party A and Party B through consultation. The parties may apply to the company’s Labor Disputes Mediation Committee for mediation. In the event of the failure of such mediation, the parties may apply to Labor Disputes Arbitration Commission located in the district where Party A is subject to its jurisdiction for arbitration within one (1) year after such dispute occurs.

13.2.2	If a party has the objection to the arbitration award, the said party may lodge a complaint to the people’s court in the district where Party A is subject to its jurisdiction within fifteen (15) days from the date of reception of such arbitration award.

Article 14 Other Matters Needed to Make an Agreement by Both Parties

Party B shall, at the same time of signing this Contract, execute a Employment Agreement produced by Party A, and the rules and regulations contained in the Employment Agreement and stipulated by Party A including Staff Handbook shall be an inseparate component portion of this Contract, Party B shall observe and abide by them.

Without special circumstances, Party B shall submit the information necessary for personnel recruitment to Party A within fifteen (15) days from the commencement date of conclusion of this Contract, otherwise, all the loss (including but not limited to the termination of the Contract, compensation of the economic loss, etc.) incurred thereby shall be assumed by Party B himself or herself.

Article 15 Non-compete

15.1	Party B shall not, without the prior writing consent of a third party, directly or indirectly act as a director, partner, person in charge, manager, administrator, agent or consultant in any intermediary agent of a real estate in the designated area and engage in the work of the same kind or similar kind with that during the service time for a third party or provide the consultation and all other services related to the business above-mentioned;

15.2	Party B shall not, within six (6) months after the labor relationship with Party B has been terminated no matter what a cause may be, directly or indirectly canvass or cause property sales or lease transactions in the designated area (the designated area refers to the working area during the service time of Party B for a third party or the area in which Party B provides intermediary services);

15.3	Party B shall not, within one (1) year after the labor relationship with Party B has been terminated no matter what a cause may be, take advantage of the resources (including but not limited to client resources) obtained by Party B during the service time for a third party to canvass or cause, either directly or indirectly, property sales or lease transactions.

15.4	The expenses of Party B for prohibition of business competition has been contained in the salary paid monthly to Party B, Party A will not make other separate payment.

Article 16 Miscellaneous

16.1	Party B shall initiatively provide Party A with his or her truthful relevant information so as to assist Party A in going through the relevant recruitment formalities.

16.2	Any labor contract entered into by the Parties before the effectiveness hereof shall automatically terminate upon the execution date hereof, and in the case of any conflict between this Contract and any prior agreement (including but not limited to the Confidentiality Agreement, Training Agreement, Non-Competition Agreement), this Contract shall prevail.

16.3	In case that the terms stipulated in the Contract run counter to the provisions stipulated in Chinese laws and regulations, the provisions in Chinese laws and regulations shall prevail.

16.4	Party A shall, at least fifteen days before expiration hereof, provide a written Notice on Renewal of Labor Contract to Party B, and Party B shall make a written reply to Party A within three days upon receipt of the same. If the Parties agree to renew the employment relationship, Party B shall, at the date specified in the above-mentioned date, go through the procedures for renewal hereof on time.

16.5	If the Parties choose not to renew this Contract upon expiration hereof, Party B shall, according to the labor rules and regulations of Party A, go through the various dismissal procedures such as work handover and expenses settlement at least three days before the expiration hereof; and Party A shall, upon completion of such handover procedures by Party B, pay the salaries, bonuses and benefits to Party B according to applicable regulations.

16.6	If Party B fails to make written reply to Party A within three days upon receipt of Party A’s written Notice on Renewal of Labor Contract, Party B shall be deemed as having rejected to renew this Contract, and Party A shall, according to the relevant dismissal provisions, procure Party B to go through the various dismissal procedures such as work handover and expenses settlement, and Party A shall, upon completion of such handover procedures by Party B, pay the salaries, bonuses and benefits to Party B according to applicable regulations.

16.7	Party A’s rules and regulations (including but not limited to the Employee’s Manual, job descriptions, training agreement, confidentiality agreement and safety guidelines, etc.) shall form appendixes hereof and have the same legal binding force as this Contract.

16.8	For anything not contemplated herein and otherwise agreed by the Parties, such otherwise agreement shall apply; and if there is no agreement between the Parties, the applicable laws, regulations and rules shall apply.

16.9	Party B acknowledges that, where Party B can not directly deliver relevant documents to Party B (including but not limited to such circumstances as rejection to accept of such documents by Party B or missing of Party B), the addresses given by Party B hereunder shall be the addresses for mailing relevant documents by Party A.

16.10	Party B agrees that, where there is difficulty in contacting it (including but not limited to such circumstances as Party B is in hospital or is restricted in personal freedom), the emergency contacts set forth above shall be the authorized agency of party A, and such agency may accept settlement, reconciliation and take the delivery of relevant documents on behalf of Party B.

16.11	This Contract is executed in duplicate, with each Party holding one. The Contract will take effect after it is signed (or affixed with seals) by Party A and Party B and terminate upon its expiration. The two copies shall have the same legal validity and the invalidity of a certain provision hereof shall not affect the validity of the whole Contract.

Article 17 Liabilities for Breach of Contract

17.1	Where Party A terminates this Contract in violation of the provisions hereof or this Contract is held invalid due to reasons of Party A, and if there are specific applicable legal provisions, Party A shall pay the corresponding economic compensations or damage according to such legal provisions; and if there are no specific applicable legal provisions, Party A shall indemnify Party B against the losses thus caused to Party B on the basis of actual losses.

17.2	Where Party A terminates this Contract in violation of the provisions hereof , and if there are specific applicable agreement between the Parties, such agreement shall apply; and if there are no specific applicable agreement between the Parties, Party B shall indemnify Party A against the losses thus caused to Party A on the basis of actual losses.

17.3	Any matters not contemplated herein shall be settled by the Parties through amicable negotiation, and separate supplementary agreements may be entered into by the Parties through negotiation if necessary.

Party A: /s/ Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd.	Party B: /s/ Hau Piu Ip

Authorized Representative: Donald Zhang

Date: August 11, 2009	Date: August 11, 2009

Appendix 1 Contract on Protection of Business Secret Party A: Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd. Party B: Hau Piu Ip Signed on: August 11, 2009 Signed at: Shanghai

Party A (Company): Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd.

Add: Ground Floor, No. 1677-1 Zhangyang Road, Pudong New Area, Shanghai

Legal representative: Donald Zhang

Party B (employee): Hau Piu Ip

Add:

ID card No.:

Article 1 Contract Purpose

1.1	In view that Party A and Parry B has entered the Labor Contract on (date) which stipulates rights and obligations of the both sides, Party B becomes the employee of Party A;

1.2	In view of Party B’s job and position, Party B has the opportunity to learn or contact Party A’s business secret, and also because that these business secrets are important intangible assets of Party A.

1.3	Party A and Party B have entered into the following Contract on Protection of Business Secret according to the Labor Law of the People’s Republic of China and on the basis of equality, voluntariness and unanimity through consultation with the purpose to protect the company’s business secret as well as the legitimate rights of labors.

Article 2 Contractual Obligations of the Third Person

2.1	Party B guarantees that when he joins Party A as an employee, he is free from any obligation on business secret protection and non-use for any company served previously and does not undertake any business competition restriction obligations. Party B further guarantees that the concluding of the Contract between Party B and Party A and the use of any information, knowledge and skills of Party B when serving Party A will not cause the breach of contract of Party B or constitute any infringement of the third party.

Article 3 Confirmation of Business Secret

3.1	Party B recognizes that the protection of business secret, including external confidential information, is a major issue related to Party A’s survival and development. To this end, Party B voluntarily assumes obligation to protect all business secret of Party A.

Article 4 Scope of Business Secret

4.1	Business secret in the Contract means business secret, technical information, business information, proprietary information and any other data and information in any form not known to the public possessed by Party A or affiliate in confidential way of which Party B obtained in the Labor Contract performance process and the process providing services for Party A or any affiliate designated by Party A. These business secrets may be related to (i) Party A, (ii) the affiliate, (iii) clients, customers, consultant, licensees of Party A or the affiliate or (iv) other entity with business relationship or contract relationship with Party A or the affiliate, including but not limited to the following information:

(a)	Proprietary technology, design, programming, software, databases, management systems and content

(b)	Business plan, development plans, the progress of implementation and its results

(c)	Immovable property /housing sales, leasing and service information.

(d)	Immovable property /housing customers list, customer/ market information (including but not limited to customers of Party A’s regional franchisor or sub-franchisor or customers of Party A’s affiliate that Party B contacts in the employment duration for business demands)

(e)	Management and business operation and decision-making, managerial know-hows

(f)	Business or market expansion plans, market situation analysis, marketing strategy

(g)	Pre-tender and contents of biding documents and other information

(h)	Financial information

(i)	HR information

(j)	Information about collaboration with other companies related to the business.

4.2	The behavior of the contract conclusion by Party A and Party B will be deemed as taking security measures for confidential information. It is unnecessary for Party A to take security measures for above confidential information.

4.3	Regardless of the legal form, the affiliate means the entity already existing or to be established in domestic China or overseas which is directly or indirectly in holding relationship or under the holding together of another entity. The entity shall include, but not limited to Party A’s parent company, subsidiaries, branch offices, other companies invested by the parent company or representative body set up in China or overseas.

Article 5 Ownership of Work Results

5.1	Work results mean all or partial results obtained independently by Party B or jointly by Party B and other person through R&D, development, translation or acquisition before the termination or release of the labor relation between Party B and Party A or within one (1) year after the contract release for any reason, including but not limited to patents, trademarks, copyrights, business secret, trade secrets and proprietary technology. All these items shall be related to existing products, expected products, plans or services of Party A or the affiliate in any way, or be related to work allocated to Party B in any way, regardless that (i) whether the patent can be applied for and whether they are protected by copyright or trademark, (ii) whether they are produced in tangible form or used in practice, (iii) whether they are produced in the normal operation time of Party B, and (iv) whether they are produced in the office space of Party A.

5.2	Party B agrees that, (i) to the maximum extent permitted by law, all rights related to work results belong to the original acquisition of Party A; (ii) if for legal reasons Party A is not allowed to originally acquire these rights, Party B will deem that Party A has waived any and all rights of Party B’s working results that include intellectual property rights from the very beginning; if above rights can not be waived or transferred to Party A by law, Party A, the affiliate and the respective successors or assignees shall be entitled to use these working results. In addition, Party B shall not put forward any rights requirements to Party A, the affiliate and the respective successors or assignees

5.3	According to Party A’s requirements, Party B shall disclose any technology, data or other related information of any and all working results that are important or can not be separated with the working results to Party A or personnel designated by Party A.

5.4	As for Party B’s work nature and contribution to work results, Party B acknowledges and agrees that the remuneration paid by Party A to Party B has included all remuneration for completion any work results under the Contract.

5.5	For non-work results made by Party B before the termination of the labor relationship between Party B and Party A and or within one (1) year after the termination of the labor relationship that are related to the business scope Party A, Party A has the priority to be assigned/ licensed to use these results. Under the same conditions, Party B shall assign or license non-work results to Party A to use. Party A shall pay reasonable remuneration to Party B by means of agreed price, becoming a shareholder or others.

5.6	All work results, confidential information, equipment, documents and information (including but not limited to computers floppy disks, drawings, data, models, experimental records, work manuals, correspondence, fax, telephone records, customer lists, notes, memoranda, plans) and others prepared by Party B when serving Party A which are related to Party A’s business and cause shall be, at any time, owned by Party A. Besides, Party A shall, at any time after the termination of the labor relationship between Party B and Party A or the valid period required by Party A, immediately return or, in accordance with Party A’s requirements, destroy the above documents and data. Party B is not allowed to retain copies of above-mentioned work results, confidential information, equipment, documents and information in any form.

Article 6 Confidential Obligations

6.1	Party B guarantees to strictly keep confidentiality for business secret mentioned in Article 4 in the contract, unless i) it is necessary, as required by work for the fulfilling of obligations to Party A and as being instructed by Party A, to disclose to other employees or clients (including potential clients to be developed) of Party A who are expected to know the above contents to the extend required by the business; ii) getting the prior written consent of Party A; iii) according to mandatory requirements of relevant Chinese laws and regulations:

(a)	Shall not allow others to access, use or plan to use such information;

(b)	Shall not, directly or indirectly disclose any confidential information to unrelated personnel in the company or any third party;

(c)	Shall not, directly or indirectly, use or plan to use;

(d)	Shall not, directly or indirectly, copy or disclose documents or copies of documents containing the company’s business secrets

(e)	Shall properly deal with documents provided by the company’s clients under the safekeeping or contacted for work demands and shall not use beyond the working scope.

6.2	Although part or individual elements of business secret or confidential information mentioned in Article 4 in the contract have been known, other parts or information as a whole have not been known and are still have value for confidentiality. To this end, Party B agrees that the disclosure to the public of part or individual elements will not affect the confidentiality obligations for other confidential information. Party B shall also not use this information, or induce a third person to sort out Party A’s business secrets by collecting public information and thus to prove the no longer existence of business secrets.

Article 7 Effect Severability

7.1	Any specific provision of the contract changed through consultation of contractual parties, judged by the court to be invalid or needed to be changed will not affect the effect of other parts.

Article 8 True Meaning Statement

8.1	The contract is entirely concluded based on the real intention of both Party A and Party B. Party B has not received any implication or enforcement of Party A and accepts all the times, regions and fields voluntarily.

Article 9 Liability for Breach of the Contract

9.1	If Party B breaches any provision of this contract, it shall immediately cease the violation and pay the penalty not less than the amount of 6 months’ salaries as well as cost for survey and hire a lawyer that have been pre-paid by Party A. If the loss suffered by Party A caused by Party B is more than the penalty, Party B shall compensate for the balance. Party A is entitled to deduct the loss compensation amount from any sum of money to be paid to Party B and to claim compensation from Party B for the shortage part.

9.2	After Party B pays the penalty for his breach of contract to Party A according to provisions above, Party A is entitled to request Party B continuing to fulfill his obligations under the contract.

Article 10 Dispute Settlement

10.1	Any dispute aroused or related to the contract shall be first of all settled by the two parties through friendly consultation. If consultation fails, either party shall have the right to take the dispute to the people’s court of the region where the contract is signed.

Article 11 Supplementary Provisions

11.1	Titles in the contract is for reference only which shall not be considered as part of the contract or affect the contract meaning or interpretation.

11.2	The contract is an inseparable appendix of the Labor Contract entered by the two parties and shall have the same legal effect as the Labor Contract.

11.3	The contract is in two copies, one for each party with the same legal effect.

11.4	The contract will take effect after being signed and sealed by Party A and signed by Party B. Unless being agreed to be terminated by both parties in written form, all terms and conditions of the contract will be in effect for long-term and will not become invalid along with the termination or release of the Labor Contract.

Party A (Company): /s/ Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd.

Signature of Party B: /s/ Hau Piu Ip

Contract Signing Time: August 11, 2009

Contract Signing Location: Shanghai

Appendix 3 Contract on Prohibition of Business Competition Party A: Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd. Party B: Hau Piu IP Signed on: August 11, 2009 Signed at: Shanghai

Party A (Company): Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd.

Add: Ground Floor, No. 1677-1 Zhangyang Road, Pudong New Area, Shanghai

Party B (employee): Hau Piu Ip

ID card No.:

Add:

Article 1 Contract Purpose

1.1	In view that Party A and Parry B has entered the Labor Contract on (date) which stipulates rights and obligations of the both sides, Party B becomes the employee of Party A;

1.2	In view of Party B’s job and position, Party B has the opportunity to learn or contact Party A’s business secret, and also because that these business secrets are important intangible assets of Party A,

1.3	Party A and Party B have entered into the following Contract on Prohibition of Business Competition according to the Labor Law of the People’s Republic of China and on the basis of equality, voluntariness and unanimity through consultation with the purpose to protect the company’s business secret as well as the legitimate rights of labors.

Article 2 Competition Restriction

2.1	Party B promises that, within the duration of labor relationship with Party A and within 24 months after the termination of the labor relationship of Party A and Party B, it shall not establish or participate in the establishment of any production or operation enterprise/ company in the same type with Party A and in the competition relationship or other interest relationship with Party A in the region of , or be employed by a third party in the same type with Party A and in the competition relationship or other interest relationship with Party A no matter part-time work or full-time work, and no matter being paid or unpaid.

2.2	Party B promises, within the duration of labor relationship with Party A and within 24 months after the termination of the labor relationship of Party A and Party B, it shall not serve any branch or franchised store of Party A, no matter part-time work or full-time work, and no matter being paid or unpaid.

Article 3 Prohibition on Customer Snatching

3.1	Party B shall not, within the duration of labor relationship with Party A and within 24 months after the termination of the labor relationship of Party A and Party B, directly or indirectly influence or attempt to influence the company’s customer relationships, including, but not limited to primary products supplier customers and enterprise products sales customers, resulting in the departure of the company’s customers or potential customers from Party A.

Article 4 Prohibition on Inducing Employees

4.1	Party B shall not, within the duration of labor relationship with Party A and within 24 months after the termination of the labor relationship of Party A and Party B, directly or indirectly help others to induce by improper means Party A’s employees being disclosed with the company’s business secrets or assuming key positions to leave the company.

Article 5 Compensation

5.1	Although the above business secret, customer contact and other rights and interests are legitimate rights and interests of Party A, a certain degree of compensation shall be made by Party A to Party B for any loss Party B may suffer for assuming the above mentioned obligation.

5.2	Party A and Party B confirm that salary obtained monthly by Party B from Party A in accordance with relevant provisions in the Labor Contract entered by the two parties on (date) has contain the wage and the above-mentioned compensation for Prohibition of Business Competition.

Article 6 Contract Termination

6.1	The contract will automatically terminate under the following conditions:

6.1.1	The term of the contract (the period Party B assuming the competition restriction obligation) expires;

6.1.2	Other contract termination situation stipulate by laws and regulations.

6.2	When the contract is terminated due to the above reasons, Party B will no longer assume the competition restriction obligations and Party A will also unnecessary to pay the compensation for Party B.

Article 7 Effect Severability

7.1	Any specific provision of the contract changed through consultation of contractual parties, judged by the court to be invalid or needed to be changed will not affect the effect of other parts.

Article 8 True Meaning Statement

8.1	The contract is entirely concluded based on the real intention of both Party A and Party B. Party B has not received any implication or enforcement of Party A and accepts all the times, regions and fields voluntarily.

Article 9 Liability for Breach of the Contract

9.1	If Party B breaches any provision of this contract, it shall immediately cease the violation and pay the penalty not less than the amount of 6 months’ salaries as well as cost for survey and hire a lawyer that have been pre-paid by Party A. If the loss suffered by Party A caused by Party B is more than the penalty, Party B shall compensate for the balance. Party A is entitled to deduct the loss compensation amount from any sum of money to be paid to Party B and to claim compensation from Party B for the shortage part.

9.2	After Party B pays the penalty for his breach of contract to Party A according to provisions above, Party A is entitled to request Party B continuing to fulfill his obligations under the contract.

Article 10 Dispute Settlement

10.1	Any dispute aroused or related to the contract shall be first of all settled by the two parties through friendly consultation. If consultation fails, either party shall have the right to take the dispute to the people’s court of the region where the contract is signed.

Article 11 Supplementary Provisions

11.1	Titles in the contract is for reference only which shall not be considered as part of the contract or affect the contract meaning or interpretation.

11.2	The contract is an inseparable appendix of the Labor Contract entered by the two parties and shall have the same legal effect as the Labor Contract.

11.3	The contract is in two copies, one for each party with the same legal effect.

11.4	The contract will take effect after being signed and sealed by Party A and signed by Party B.

Party A: /s/ Shanghai Ruifeng Real Estate Investment Consulting Co., Ltd.                                                      Party B: /s/ Hau Piu Ip

Representative: Donald Zhang

Date: August 11, 2009	Date: August 11, 2009

Sign site: Shanghai	Sign site: Shanghai